UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2011

BOSTON PROPERTIES LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	0-50209	04-3372948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103

(Address of principal executive offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 19, 2011, Boston Properties Limited Partnership (the “Company”), a Delaware limited partnership and the entity through which Boston Properties, Inc. conducts substantially all of its business, completed a secured financing of 601 Lexington Avenue (the “Property”), which is an approximately 1,630,000 square foot office building located in midtown Manhattan, New York. The financing is for a principal amount of $725.0 million at a fixed interest rate of 4.75% per annum. The loan requires interest-only payments during the first twenty-four (24) months of the term of the loan, with amortization based on a thirty (30) year term thereafter. The loan matures on April 10, 2022 (the “Maturity Date”).

The loan may not be prepaid during the first twenty-four (24) months of its term. Thereafter, the Company may prepay the loan in whole, but not in part, with a prepayment fee equal to the greater of (A) (i) the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the applicable U.S. Treasury rate plus twenty-five (25) basis points, compounded semi-annually, less (ii) the amount of the principal being prepaid, or (B) one percent (1%) of the amount of the principal being prepaid. From and after December 10, 2021, the Company may prepay the loan in whole, but not in part, without any prepayment fee.

The loan is secured by a first mortgage on the Property and an assignment of leases and rents. The loan is generally non-recourse to the Company and contains events of default that are customary for loans of this type.

Substantially all of the cash proceeds from the financing of the Property were used to repay the secured draw of approximately $453.3 million under the Company’s unsecured line of credit and refinance the $267.5 million mortgage loan secured by the Company’s 510 Madison Avenue property in New York City. In connection with the refinancing of 510 Madison Avenue, the lien of the 510 Madison Avenue mortgage was spread to the Property and released from 510 Madison Avenue so that 510 Madison Avenue is no longer encumbered by any mortgage debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES LIMITED PARTNERSHIP

By: Boston Properties, Inc., its General Partner

Date: August 25, 2011	By:	/s/ Michael E. LaBelle
	Name:	Michael E. LaBelle
	Title:	Senior Vice President, Chief Financial Officer